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                                   EXHIBIT 3.3

Dean Heller                 STATE OF NEVADA                   Tel 702.687.5203
Secretary of State    OFFICE OF THE SECRETARY OF STATE        Fax 702.687.3471
                             101 N. CARSON ST. STE 3

                            Certificate of Correction
                      (Pursuant to NRS 78.0295 and 80.0007)
                              -Remit in Duplicate-


1. The name of the corporation for which correction is being made: eSAFETYWORLD, Inc.

2. Description of the original document for which correction is being made:
CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION.

3. Filing date of the original document: 8/23/99

4. Description of the incorrect statement and the reason it is incorrect or the manner in which the execution or other formal authentication was defective: The number of shares of the corporation outstanding and entitled to vote on the amendment to the Articles of Incorporation was incorrectly stated as 2000. This was a typographical error on the form. The correct number of shares entitled to vote was 1000.

5. Correction on the incorrect statement or defective execution or authentication: "The number of shares of the corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is 1000 that the said changes and amendment have been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon."

6. Signature:


/s/R. Bret Jenkins                  Secretary                 11/20/99
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Signature of Corporate Officer      Title of Officer          Date